Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Announces Fourth Quarter and Full Year 2021 Results;
Provides Guidance for 2022

HOUSTON--(BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) (“Black Stone Minerals,” “Black Stone,” or “the Company”) today announces its financial and operating results for the fourth quarter and full year of 2021 and provides guidance for 2022.

Fourth Quarter 2021 Highlights

•Mineral and royalty production for the fourth quarter of 2021 equaled 35.2 MBoe/d, an increase of 7% over the prior quarter; total production, including working interest volumes, was 39.1 MBoe/d for the quarter
•Net income and Adjusted EBITDA for the quarter were $134.2 million and $77.6 million, respectively
•Distributable cash flow was $71.3 million for the fourth quarter, resulting in distribution coverage for all units of 1.3x based on the announced cash distribution of $0.27 per unit
•Total debt at the end of the quarter was $89 million; total debt to trailing twelve-month Adjusted EBITDA was 0.3x at year-end

Full Year Financial and Operational Highlights

•Mineral and royalty volumes in 2021 decreased 2% over the prior year to average 32.9 MBoe/d; full year 2021 production was 38.0 MBoe/d
•Reported 2021 net income and Adjusted EBITDA of $182.0 million and $292.5 million, respectively
•Increased cash distributions by 70% from $0.555 per unit attributable to the full year 2020 to $0.945 per unit attributable to the full year 2021
•Reduced total outstanding debt by $32 million during 2021

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chief Executive Officer and Chairman, commented, “We posted another solid quarter of operational and financial results, as activity levels across much of our acreage continued to improve. The robust cash flows for the fourth quarter, combined with a healthy outlook for 2022 and our low debt levels, allowed for another increase in our distribution per unit. Our asset base is well-situated to benefit from increasing producer activity in key basins, including our significant exposure to the Haynesville Shale as the best-positioned play to support the growing demand for natural gas exports to the global LNG market. Against this backdrop, we remain focused on promoting our undeveloped minerals to drive volume growth while limiting our capital requirements.”

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported mineral and royalty volumes of 35.2 MBoe/d (70% natural gas) for the fourth quarter of 2021, compared to 33.0 MBoe/d for the third quarter of 2021. Mineral and royalty production was 32.0 MBoe/d for the fourth quarter of 2020.

Working interest production for the fourth quarter of 2021 was 3.9 MBoe/d, and represents a decrease of 22% from the 5.1 MBoe/d for the quarter ended September 30, 2021 and a decrease of 44% from the 7.0 MBoe/d for the quarter ended December 31, 2020. The year-over-year decline in working interest production is consistent with the Company's decision to farm out its working-interest participation to third-party capital providers.

Total reported production averaged 39.1 MBoe/d (90% mineral and royalty, 71% natural gas) for the fourth quarter of 2021. Total production was 38.0 MBoe/d and 39.0 MBoe/d for the quarters ended September 30, 2021 and December 31, 2020, respectively.

Realized Prices, Revenues, and Net Income

The Company’s average realized price per Boe, excluding the effect of derivative settlements, was $44.12 for the quarter ended December 31, 2021. This is an increase of 14% from $38.60 per Boe for the third quarter of 2021 and a 99% increase compared to $22.21 for the fourth quarter of 2020.

Black Stone reported oil and gas revenue of $158.9 million (48% oil and condensate) for the fourth quarter of 2021, an increase of 18% from $135.1 million in the third quarter of 2021. Oil and gas revenue in the fourth quarter of 2020 was $79.7 million.

The Company reported a gain on commodity derivative instruments of $18.4 million for the fourth quarter of 2021, composed of a $56.9 million loss from realized settlements and a non-cash $75.3 million unrealized gain due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a loss on commodity derivative instruments of $77.6 million and $3.6 million for the quarters ended September 30, 2021 and December 31, 2020, respectively.

Lease bonus and other income was $2.1 million for the fourth quarter of 2021, primarily related to leasing activity in the Permian Basin and Gulf Coast plays, in addition to proceeds from surface use waivers associated with new solar developments. Lease bonus and other income for the quarters ended September 30, 2021 and December 31, 2020 was $2.3 million and $1.4 million, respectively.

There was no impairment for the quarters ended December 31, 2021, September 30, 2021, and December 31, 2020.

The Company reported net income of $134.2 million for the quarter ended December 31, 2021, compared to net income of $16.2 million in the preceding quarter. For the quarter ended December 31, 2020, net income was $30.3 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the fourth quarter of 2021 was $77.6 million, which compares to $76.5 million in the third quarter of 2021 and $72.3 million in the fourth quarter of 2020. Distributable cash flow for the quarter ended December 31, 2021 was $71.3 million. For the quarters ended September 30, 2021 and December 31, 2020, distributable cash flow was $70.2 million and $65.9 million, respectively.

2021 Proved Reserves

Estimated proved oil and natural gas reserves at year-end 2021 were 59.8 MMBoe, an increase of 7% from 56.0 MMBoe at year-end 2020, and were approximately 68% natural gas and 94% proved developed producing. The standardized measure of discounted future net cash flows was $972.1 million at the end of 2021, as compared to $493.5 million at year-end 2020.

Netherland, Sewell and Associates, Inc., an independent, third-party petroleum engineering firm, evaluated Black Stone Minerals’ estimate of its proved reserves and PV-10 at December 31, 2021. These estimates were prepared using reference prices of $66.55 per barrel of oil and $3.60 per MMBTU of natural gas in accordance with the applicable rules of the Securities and Exchange Commission (as compared to prompt month prices of $91.07 per barrel of oil and $4.43 per MMBTU of natural gas as of February 18, 2022). These prices were adjusted for quality and market differentials, transportation fees, and, in the case of natural gas, the value of natural gas liquids. A reconciliation of proved reserves is presented in the summary financial tables following this press release.

Financial Position and Activities

As of December 31, 2021, Black Stone Minerals had $8.9 million in cash and $89.0 million outstanding under its credit facility. The Company paid down $10 million of debt during the fourth quarter of 2021 and $32 million of debt during the full year. The ratio of total debt at year-end to 2021 Adjusted EBITDA was 0.3x. The Company’s borrowing base at December 31, 2021 was $400 million, and the Company's next regularly scheduled borrowing base redetermination is set for April 2022. Black Stone is in compliance with all financial covenants associated with its credit facility.

As of February 18, 2022, $58.0 million was outstanding under the credit facility and the Company had $8.7 million in cash.

During the fourth quarter of 2021, the Company made no repurchases of units under the Board-approved $75 million unit repurchase program.

Fourth Quarter 2021 Distributions

As previously announced, the Board approved a cash distribution of $0.27 for each common unit attributable to the fourth quarter of 2021. The quarterly distribution coverage ratio attributable to the fourth quarter of 2021 was approximately 1.3x. These distributions will be paid on February 23, 2022 to unitholders of record as of the close of business on February 16, 2022.

Activity Update

Rig Activity

As of December 31, 2021, Black Stone had 95 rigs operating across its acreage position, a 61% increase to rig activity on the Company's acreage as of September 30, 2021 and more than twice the 38 rigs operating on the Company's acreage as of December 31, 2020. Black Stone believes its substantial natural gas-weighted asset positions, particularly those in and around the Gulf Coast, are well-situated to benefit from the expected continued increase in demand for LNG exports from the United States. The U.S. Energy Information Administration (“EIA”) estimates that U.S. LNG exports averaged 11.2 billion cubic feet per day (Bcf/d) in January 2022, up from 10.4 Bcf/d in the fourth quarter of 2021, supported by large price differences between the Henry Hub price in the United States and spot prices in Europe and Asia. The EIA expects high levels of U.S. LNG exports to continue into 2022, averaging 16% above 2021 levels. The EIA forecast reflects the assumption that global natural gas demand remains strong and that expected additional U.S. LNG export capacity comes online.

Shelby Trough Development Update

In Angelina County, Texas, two wells are currently producing under Black Stone’s development agreement with Aethon Energy (“Aethon”), and another eight wells are being drilled or completed. Aethon is currently drilling three wells under the separate development agreement covering San Augustine County, Texas.

Shelby Trough Farmout Update

On December 29, 2021, Black Stone entered into a farmout agreement with Azul-SA, LLC ("Azul") covering certain Haynesville and Bossier shale acreage in San Augustine County, Texas subject to the Aethon development agreement (the "Azul Farmout"). Under the terms of the Azul Farmout, Azul will earn 20% of the Partnership's working interest in the partitioned acreage from XTO (up to a maximum of 10% on an 8/8ths basis) and 50% of the Partnership's working interest in other areas (up to a maximum of 12.5% on an 8/8ths basis) in wells drilled and operated by Aethon in accordance with the development agreement. The Partnership will receive an ORRI before payout and an increased ORRI after payout on all wells drilled under the Azul Farmout. As of December 31, 2021, three wells have been spud in the contract area subject to the Azul Farmout.

Austin Chalk Update

Black Stone has entered into agreements with multiple operators to drill wells using advanced fracturing and completion techniques in the areas of the Austin Chalk in East Texas where the Company has significant acreage positions. Five wells have been drilled and turned to sales, and another two wells are in various stages of drilling or completion under these agreements. Early results from these wells, while showing some variability, demonstrate that higher-intensity completions can significantly improve well performance relative to prior generation completion technology and the performance of unstimulated wells.

Summary 2022 Guidance

Following are the key assumptions in Black Stone Minerals’ 2022 guidance, as well as comparable results for 2021:

	FY 2021 Actual	FY 2022 Est.
Mineral and royalty production (MBoe/d)	32.9	31 - 33
Working interest production (MBoe/d)	5.1	3 - 4
Total production (MBoe/d)	38.0	34 - 37
Percentage natural gas	74%	72%
Percentage royalty interest	87%	90%

Lease bonus and other income ($MM)	$14.3	$10 - $12

Lease operating expense ($MM)	$13.1	$10 - $12
Production costs and ad valorem taxes (as % of total pre-derivative O&G revenue)	10%	10% - 12%

G&A - cash ($MM)	$36.5	$36 - $38
G&A - non-cash ($MM)	$12.2	$13 - $15
G&A - TOTAL ($MM)	$48.7	$49 - $53

DD&A ($/Boe)	$4.39	$4.25 - $4.50

Black Stone expects royalty production to be consistent with or decline slightly in 2022 relative to full year 2021 levels. Factors influencing the production outlook include the expectation of increased producer activity in the Louisiana Haynesville / Bossier and West Texas Midland / Delaware plays, offset by the natural decline in producing wells in the Shelby Trough before activity from the development agreements with Aethon in that area is expected to fully ramp up over the next two years.

Working interest production is expected to decline in 2022 as a result of Black Stone's decision in 2017 to farm-out participation in its working interest opportunities.

The Partnership expects general and administrative expenses to be slightly higher in 2022 as a result of selective hires made to enhance Black Stone’s ability to evaluate and market its undeveloped acreage positions to potential operators.

Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2022 and 2023, including derivative contracts put in place after the end of the year. The Company's hedge position as of February 18, 2022, is summarized in the following tables:

Crude Oil Swaps
Period	Volume	Weighted Avg Price
	MBbl	$/Bbl
4Q21	220	$38.97
1Q22	540	$62.72
2Q22	660	$66.47
3Q22	660	$66.47
4Q22	660	$66.47
1Q23	180	$80.40

Natural Gas Swaps
Period	Volume	Weighted Avg Price
	MMcf	$/Mcf
1Q22	8,230	$3.03
2Q22	8,910	$3.12
3Q22	9,000	$3.12
4Q22	9,000	$3.12
1Q23	2,700	$3.62
2Q23	1,820	$3.28
3Q23	1,840	$3.28
4Q23	1,840	$3.28

More detailed information about the Company's existing hedging program can be found in the Annual Report on Form 10-K, which is expected to be filed on or around February 22, 2022.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the fourth quarter and full year of 2021 on Tuesday, February 22, 2022 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at
http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial should dial (877) 447-4732 and use conference code 3336347. A recording of the conference call will be available at that site through Black Stone's website through March 24, 2022.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States.  Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for relatively stable production and reserves over time, with minimal operating costs or capital requirements, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•the Company’s ability to execute its business strategies;
•the scope and duration of the COVID-19 pandemic and actions taken by government authorities and other parties in response to the pandemic
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•overall supply and demand for oil and natural gas, as well as regional supply and demand factors, delays, or interruptions of production;
•conservation measures, technological advances, and general concern about the environmental impact of the production and use of fossil fuels;
•the Company’s ability to replace its oil and natural gas reserves;
•the Company’s ability to identify, complete, and integrate acquisitions;
•general economic, business, or industry conditions;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry; and
•the level of drilling activity by the Company's operators, particularly in areas such as the Shelby Trough where the Company has concentrated acreage positions.

Black Stone Minerals, L.P. Contacts

Jeff Wood
President and Chief Financial Officer

Evan Kiefer
Vice President, Finance and Investor Relations
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
REVENUE
Oil and condensate sales	$75,743	$36,786	$235,771	$148,631
Natural gas and natural gas liquids sales	83,134	42,866	255,671	138,926
Lease bonus and other income	2,097	1,414	14,292	9,083
Revenue from contracts with customers	160,974	81,066	505,734	296,640
Gain (loss) on commodity derivative instruments	18,449	(3,640)	(146,474)	46,111
TOTAL REVENUE	179,423	77,426	359,260	342,751
OPERATING (INCOME) EXPENSE
Lease operating expense	3,252	3,742	13,056	14,022
Production costs and ad valorem taxes	14,340	11,637	49,809	43,473
Exploration expense	2	1	1,082	29
Depreciation, depletion, and amortization	14,666	19,820	61,019	82,018
Impairment of oil and natural gas properties	—	—	—	51,031
General and administrative	11,387	10,245	48,746	42,983
Accretion of asset retirement obligations	210	295	1,073	1,131
(Gain) loss on sale of assets, net	—	—	(2,850)	(24,045)
TOTAL OPERATING EXPENSE	43,857	45,740	171,935	210,642
INCOME (LOSS) FROM OPERATIONS	135,566	31,686	187,325	132,109
OTHER INCOME (EXPENSE)
Interest and investment income	1	—	1	35
Interest expense	(1,441)	(1,353)	(5,638)	(10,408)
Other income (expense)	68	12	299	83
TOTAL OTHER EXPENSE	(1,372)	(1,341)	(5,338)	(10,290)
NET INCOME (LOSS)	134,194	30,345	181,987	121,819
Distributions on Series B cumulative convertible preferred units	(5,250)	(5,250)	(21,000)	(21,000)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$128,944	$25,095	$160,987	$100,819
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—	$—	$—
Common units	128,944	25,095	160,987	100,819
	$128,944	$25,095	$160,987	$100,819
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.62	$0.12	$0.77	$0.49
Weighted average common units outstanding (basic)	208,665	206,748	208,181	206,705
Per common unit (diluted)	$0.60	$0.12	$0.77	$0.49
Weighted average common units outstanding (diluted)	224,069	207,206	208,290	206,819

The following table shows the Company’s production, revenues, realized prices, and expenses for the periods presented.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited) (Dollars in thousands, except for realized prices)
Production:
Oil and condensate (MBbls)	1,036	915	3,646	3,895
Natural gas (MMcf)[1]	15,392	16,023	61,445	67,945
Equivalents (MBoe)	3,601	3,586	13,887	15,219
Equivalents/day (MBoe)	39.1	39.0	38.0	41.6
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$73.11	$40.20	$64.67	$38.16
Natural gas ($/Mcf)[1]	5.40	2.68	4.16	2.04
Equivalents ($/Boe)	$44.12	$22.21	$35.39	$18.89
Revenue:
Oil and condensate sales	$75,743	$36,786	$235,771	$148,631
Natural gas and natural gas liquids sales[1]	83,134	42,866	255,671	138,926
Lease bonus and other income	2,097	1,414	14,292	9,083
Revenue from contracts with customers	160,974	81,066	505,734	296,640
Gain (loss) on commodity derivative instruments	18,449	(3,640)	(146,474)	46,111
Total revenue	$179,423	$77,426	$359,260	$342,751
Operating expenses:
Lease operating expense	$3,252	$3,742	$13,056	$14,022
Production costs and ad valorem taxes	14,340	11,637	49,809	43,473
Exploration expense	2	1	1,082	29
Depreciation, depletion, and amortization	14,666	19,820	61,019	82,018
Impairment of oil and natural gas properties	—	—	—	51,031
General and administrative	11,387	10,245	48,746	42,983
Other expense:
Interest expense	1,441	1,353	5,638	10,408
Per Boe:
Lease operating expense (per working interest Boe)	$8.96	$5.84	$7.00	$4.69
Production costs and ad valorem taxes	3.98	3.25	3.59	2.86
Depreciation, depletion, and amortization	4.07	5.53	4.39	5.39
General and administrative	3.16	2.86	3.51	2.82
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in our reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and our ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains and losses on sales of assets. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, and restructuring charges.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Company's computation of Adjusted EBITDA and distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$134,194	$30,345	$181,987	$121,819
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	14,666	19,820	61,019	82,018
Impairment of oil and natural gas properties	—	—	—	51,031
Interest expense	1,441	1,353	5,638	10,408
Income tax expense (benefit)	(4)	1	(135)	8
Accretion of asset retirement obligations	210	295	1,073	1,131
Equity-based compensation	2,513	2,322	12,218	3,727
Unrealized (gain) loss on commodity derivative instruments	(75,387)	18,195	33,528	35,238
(Gain) loss on sale of assets, net	—	—	(2,850)	(24,045)
Adjusted EBITDA	77,633	72,331	292,478	281,335
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(2)	(76)	(18)	(391)
Cash interest expense	(1,094)	(1,091)	(4,059)	(9,364)
Preferred unit distributions	(5,250)	(5,250)	(21,000)	(21,000)
Restructuring charges[1]	—	—	—	4,815
Distributable cash flow	$71,287	$65,914	$267,401	$255,395

Total units outstanding[2]	209,118	207,266
Distributable cash flow per unit	0.341	0.318
1 Restructuring charges include non-recurring costs associated with broad workforce reduction in the first quarter of 2020.
2 The distribution attributable to the quarter ended December 31, 2021 is calculated using 209,118,081 common units as of the record date of February 16, 2022. Distributions attributable to the quarter ended December 31, 2020 were calculated using 207,266,383 common units as of the record date of February 16, 2021.

Proved Oil & Gas Reserve Quantities

A reconciliation of proved reserves is presented in the following table:

	Crude Oil (MBbl)	Natural Gas (MMcf)	Total (MBoe)
Net proved reserves at December 31, 2020	15,952	240,211	55,987
Revisions of previous estimates	4,817	38,537	11,240
Purchases of minerals in place	272	216	308
Sales of minerals in place	(135)	(6,194)	(1,167)
Extensions, discoveries, and other additions	1,911	32,592	7,343
Production	(3,646)	(61,445)	(13,887)
Net proved reserves at December 31, 2021	19,171	243,917	59,824
Net Proved Developed Reserves
December 31, 2020	15,952	230,411	54,354
December 31, 2021	19,111	224,222	56,481
Net Proved Undeveloped Reserves
December 31, 2020	—	9,800	1,633
December 31, 2021	60	19,695	3,343